   As filed with the Securities and Exchange Commission on September 16, 1999
                                                 REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            -------------------------

                           AVALONBAY COMMUNITIES, INC.
             (Exact name of Registrant as specified in its charter)

                MARYLAND                                        77-0404318
      (State or other jurisdiction                           (I.R.S. Employer
    of incorporation or organization)                       Identification No.)
                        2900 EISENHOWER AVENUE, SUITE 300
                           ALEXANDRIA, VIRGINIA 22314
                                 (703) 329-6300
  (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)

                         -------------------------------

                               RICHARD L. MICHAUX
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           AVALONBAY COMMUNITIES, INC.
                        2900 EISENHOWER AVENUE, SUITE 300
                           ALEXANDRIA, VIRGINIA 22314
                                 (703) 329-6300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                              DAVID W. WATSON, P.C.
                          GOODWIN, PROCTER & HOAR, LLP
                                 EXCHANGE PLACE
                           BOSTON, MASSACHUSETTS 02109
                                 (617) 570-1000

                          -----------------------------

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

----------------------------  ------------------------  -------------------------    --------------------------    -----------------
----------------------------  ------------------------  -------------------------    --------------------------    -----------------
   Title of Shares Being                                    Proposed Maximum              Proposed Maximum             Amount of
         Registered           Amount to Be Registered   Offering Price Per Share(2)  Aggregate Offering Price(2)   Registration Fee
----------------------------  ------------------------  -------------------------    --------------------------    -----------------
Common Stock, par value $.01          267,553                $35.375                         $9,464,687.375             $2,632
        per share(1)
----------------------------  ------------------------  -------------------------    --------------------------    -----------------
----------------------------  ------------------------  -------------------------    --------------------------    -----------------


(1) This Registration Statement also relates to Rights to purchase shares of Series E Junior Participating Cumulative Preferred Stock of the Registrant which are attached to all shares of Common Stock outstanding as of, and issued subsequent to, March 10, 1998, pursuant to the terms of the Registrant's Shareholder Rights Agreement dated March 9, 1998. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred with and only with such stock. Because no separate consideration is paid for the Rights, the registration fee therefor is included in the fee for the Common Stock.

(2) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) based on the average of the high and low sales prices on the New York Stock Exchange on September 10, 1999.

            THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed.
These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                              SUBJECT TO COMPLETION
                            DATED SEPTEMBER 16, 1999

PROSPECTUS

                                 267,553 SHARES


                           AVALONBAY COMMUNITIES, INC.

                                  COMMON STOCK


                               ------------------


        The selling stockholders named in this prospectus are holders of limited partnership units in Bay Pacific Northwest, L.P. The selling stockholders may use this prospectus to offer and sell up to an aggregate of 267,553 shares of our common stock if they exercise their rights to tender their units of limited partnership of Bay Pacific Northwest, L.P. for cash, and we exercise our right as general partner to issue shares of common stock to them instead of cash.

        We will not receive any cash proceeds from shares that we issue to limited partners who tender their limited partnership interests for redemption, nor will we receive any proceeds from sales of shares by the selling stockholders. We have agreed to bear the expenses of registering the sale of all of the shares, with the exception of commissions, discounts and fees of underwriters, broker-dealers or agents, taxes of any kind and any legal, accounting and other expenses incurred by the selling stockholders.

        Our common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol "AVB."

        INVESTING IN OUR COMMON STOCK INVOLVES RISK. IN CONSIDERING WHETHER TO INVEST, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

                               -------------------

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.















                The date of this prospectus is September 16, 1999

                              ABOUT THIS PROSPECTUS

        This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission under the Securities Act of 1933. This prospectus and any accompanying prospectus supplement do not contain all of the information included in the Registration Statement. For further information, we refer you to the Registration Statement, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC's rules and regulations require that such agreement or document be filed as an exhibit to the Registration Statement, or if we otherwise filed such agreement or document, please see such agreement or document for a complete description of these matters.

        This prospectus provides you with a general description of the offered shares. Each time a selling stockholder sells any of the offered shares, the selling stockholder will provide you with this prospectus and a prospectus supplement, if applicable, that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change any information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC- 0330 for further information about the public reference room. Our SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov. In addition, you may look at our SEC filings at the offices of the New York Stock Exchange (NYSE), 20 Broad Street, New York, New York 10005 and the Pacific Exchange (PCX), 301 Pine Street, San Francisco, California 94104. Our SEC filings are available at the NYSE and the PCX because our common stock is listed and traded on the NYSE and the PCX.

        The SEC allows us to incorporate by reference the information we file with them into this prospectus, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of the securities.


AvalonBay Communities, Inc. SEC Filings
(File No. 001-12672)                                                         Period
---------------------------------------                                      ------

Annual Report on Form 10-K.................................           Year ended December 31, 1998
Quarterly Report on Form 10-Q..............................           Quarter ended March 31, 1999
Quarterly Report on Form 10-Q..............................           Quarter ended June 30, 1999


In addition, we are incorporating by reference the descriptions of our common stock, and the related preferred stock purchase rights under our shareholder rights agreement, from Registration Statements we have previously filed under
Section 12 of the Securities Exchange Act, including any amendments or reports filed for the purpose of updating these descriptions.

         YOU MAY REQUEST A COPY OF ANY OF THE INFORMATION INCORPORATED BY REFERENCE, AS WELL AS ANY EXHIBITS WE HAVE SPECIFICALLY INCORPORATED BY REFERENCE AS AN EXHIBIT IN THIS PROSPECTUS, AT NO COST BY WRITING TO US AT THE FOLLOWING ADDRESS: AVALONBAY COMMUNITIES, INC., 2900 EISENHOWER AVENUE, SUITE 300, ALEXANDRIA, VIRGINIA 22314. TELEPHONE REQUESTS MAY BE DIRECTED TO
(703) 329-6300.

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

                               PROSPECTUS SUMMARY

         THIS SUMMARY ONLY HIGHLIGHTS THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. BECAUSE THIS IS A SUMMARY, IT MAY NOT CONTAIN ALL INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY BEFORE DECIDING WHETHER TO INVEST IN SHARES OF OUR COMMON STOCK.

         UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES TO "WE," "US" OR "OUR COMPANY" IN THIS PROSPECTUS REFER COLLECTIVELY TO AVALONBAY COMMUNITIES, INC., A MARYLAND CORPORATION, AND ITS SUBSIDIARIES, AND THEIR RESPECTIVE PREDECESSOR ENTITIES FOR THE APPLICABLE PERIODS, CONSIDERED AS A SINGLE ENTERPRISE.


                                               --------------------


                                            AVALONBAY COMMUNITIES, INC.

         - AvalonBay Communities, Inc. is a real estate investment trust that focuses on the ownership and operation of institutional-quality apartment communities in high barrier-to-entry markets of the United States. These markets include Northern and Southern California and selected states in the Mid-Atlantic, Northeast, Midwest and Pacific Northwest regions of the United States.

         - AvalonBay is a fully-integrated real estate organization with in-house acquisition, development, redevelopment, construction, reconstruction, financing, marketing, leasing and management expertise. We believe that ownership of institutional-quality apartment communities in markets where new supplies of apartment homes are limited helps assure more predictable cash flows. Combined with an emphasis on superior service to residents, this should result in longer average lease periods (as measured by annual turnover) and reduced operating costs. Further, we believe that maintaining a conservative financial strategy allows greater flexibility in responding to changing financial market conditions and enhances our access to cost effective capital.

         - AvalonBay is a Maryland corporation that is the surviving entity from the merger of Avalon Properties, Inc. with and into Bay Apartment Communities, Inc. on June 4, 1998. In connection with the merger, we changed our name to "AvalonBay Communities, Inc." Our common stock is listed on the NYSE and the PCX under the symbol "AVB." Our principal executive offices are located at 2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia 22314 and our telephone number is (703) 329-6300.

         - AvalonBay elected to qualify as a real estate investment trust for federal income tax purposes for the taxable year ended December 31, 1994. As long as we qualify for taxation as a real estate investment trust, we generally will not be subject to federal income tax on that portion of our ordinary income and capital gains that is currently distributed to our stockholders. Even if we qualify for taxation as a real estate investment trust, we may be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

                                  THE OFFERING

         This prospectus relates to up to 267,553 shares of common stock that the selling stockholders named herein may offer for sale if, and to the extent that, we exercise our right to issue shares of common stock to them instead of cash when they tender their units of limited partnership of Bay Pacific Northwest, L.P. for redemption.

         Bay Pacific Northwest, L.P. originally issued the units of limited partnership to the selling stockholders, in connection with our acquisitions of the Gallery Place and Verandas at Bear Creek apartment communities, formerly owned by the selling stockholders or entities in which they held an interest, in September 1997 and June 1998, respectively. As part of these acquisitions, we entered into registration rights agreements with the selling stockholders. We are registering the shares covered by this prospectus to fulfill our contractual obligations under the registration rights agreements. Registration of the sale of these shares of common stock, however, does not necessarily mean that all or any portion of the shares of common stock will be offered for sale by the selling stockholders.

         Bay Pacific Northwest, L.P.'s partnership agreement allows unitholders to tender their units to Bay Pacific Northwest, L.P. for cash equal to the value of an equivalent number of shares of our common stock. In lieu of Bay Pacific Northwest, L.P. delivering cash, however, we may, at our option, choose to acquire any units so tendered by issuing shares of common stock in exchange for the units. In that event, we would issue shares of stock for the units on a one-for-one basis, except that we would pay cash in lieu of issuing any fractional shares.

         We have agreed to bear the expenses of the registration of the sale of the shares of common stock under federal and state securities laws, but we will not receive any proceeds from the sale of any common stock offered under this prospectus.

                    TAX STATUS OF AVALONBAY COMMUNITIES, INC.

         AvalonBay elected to qualify as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, commencing with its taxable year ended December 31, 1994. As long as we qualify for taxation as a real estate investment trust, we generally will not be subject to federal income tax on that portion of our ordinary income and capital gains that is currently distributed to our stockholders. Even if we qualify for taxation as a real estate investment trust, we may be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

                                  RISK FACTORS

         BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THERE ARE RISKS IN MAKING SUCH AN INVESTMENT, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS TOGETHER WITH ALL OF THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE YOU DECIDE TO PURCHASE OUR COMMON STOCK. THIS SECTION INCLUDES OR REFERS TO FORWARD-LOOKING STATEMENTS. YOU SHOULD REFER TO THE EXPLANATION OF THE QUALIFICATIONS AND LIMITATIONS ON FORWARD-LOOKING STATEMENTS DISCUSSED ON
PAGE 12.

DEVELOPMENT AND CONSTRUCTION RISKS COULD AFFECT OUR PROFITABILITY.

         We intend to continue to develop and redevelop apartment home communities. Our development and construction activities may be exposed to the following risks:

         - we may be unable to obtain, or suffer delays in obtaining, necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations, which could result in increased costs;

         - we may abandon development and redevelopment opportunities that we have already begun to explore and, as a result, we may fail to recover expenses already incurred in connection with exploring such development opportunities;

         - we may incur construction, reconstruction, development or redevelopment costs for a community which exceed our original estimates due to increased materials, labor or other costs, and we may not be able to increase rents to compensate for the increase in such costs;

         - occupancy rates and rents at a newly completed development may fluctuate depending on a number of factors, including market and economic conditions and the development by competitors of competing communities, and this may result in the community not being profitable;

         - we may not be able to obtain financing with favorable terms for the development of a community, which may make us unable to proceed with its development; and

         - we may be unable to complete construction and lease-up of a community on schedule, resulting in increased debt service expense and construction or reconstruction costs.

         Construction costs have been increasing in our markets, and the cost to redevelop or reposition acquired communities has, in some cases, exceeded our original estimates. We may experience similar cost increases in the future. If we are not able to charge rents that will be sufficient to offset the effects of any increases in construction costs, our profitability could be less than anticipated.

MARKET CONDITIONS AND THE COST OF FINANCING NEW ACQUISITIONS, DEVELOPMENT AND REDEVELOPMENT MAY LIMIT OUR GROWTH RATE.

         The cost of equity and debt financing for new acquisitions, development and redevelopment has recently increased. The increased cost of financing, combined with increases in the sales prices of existing apartment communities, results in a lower margin of profit on new acquisitions. While these market conditions continue, we expect that we will acquire fewer existing apartment communities. If the current market conditions continue for an extended period, our current earnings growth rate may slow.


ACQUISITIONS MAY NOT YIELD ANTICIPATED RESULTS.

         We may, in the future, acquire apartment communities on a select basis. Our acquisition activities and their success may be exposed to the following risks:

         - an acquired property may fail to perform as we expected in analyzing our investment; and

         - our estimate of the costs of repositioning or redeveloping an acquired property may prove inaccurate.

FAILURE TO SUCCEED IN NEW MARKETS MAY LIMIT GROWTH.

         We may make selected acquisitions outside of our current market areas from time to time, if appropriate opportunities arise. Our historical experience in Northern and Southern California and selected states in the Mid-Atlantic, Northeast, Midwest and Pacific Northwest regions of the United States does not ensure that we will be able to operate successfully in new markets. We may be exposed to a variety of risks if we choose to enter into new markets. These risks include, among others:

         - a lack of market knowledge and understanding of the local economies;

         - an inability to obtain land for development or to identify acquisition opportunities;

         -        an inability to obtain construction tradespeople;

         -        sudden adverse shifts in supply and demand factors;

         - an unfamiliarity with local governmental and permitting procedures; and

         - the incurrence of higher operating and administrative costs than we anticipated.


INCURRENCE OF ADDITIONAL DEBT AND RELATED ISSUANCE OF EQUITY MAY DILUTE EXISTING STOCKHOLDERS' INTERESTS.

         Future issuances of equity may dilute the interests of existing stockholders. For example, to the extent that additional equity securities are issued to finance future developments and acquisitions instead of incurring additional debt, the interests of our existing stockholders could be diluted. Our ability to execute our business strategy depends on our access to appropriate amounts of debt financing, including unsecured lines of credit and other forms of secured and unsecured debt, and equity financing, including common and preferred equity, which may not be available on favorable terms or at all.


INSUFFICIENT CASH FLOW COULD AFFECT OUR DEBT FINANCING AND CREATE REFINANCING RISK.

         We are subject to the risks normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest. The principal outstanding balance on a portion of our debt will not be fully amortized prior to its maturity. Although we may be able to repay our debt by using our cashflows, we cannot assure you that we will have sufficient cash flows available to make all required principal payments. Therefore, we are likely to need to refinance at least a portion of our outstanding debt as it matures. There is a risk that we may not be able to refinance existing debt or that the terms of any refinancing will not be as favorable as the terms of the existing debt.

RISING INTEREST RATES WOULD INCREASE INTEREST COSTS AND COULD AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

         We currently have, and may in the future incur, variable interest rate debt under credit facilities as we acquire, construct and reconstruct apartment communities, as well as for other purposes. Accordingly, if interest rates increase, our interest costs will also rise, unless we have made arrangements that hedge the risk of rising interest rates. In addition, an increase in market interest rates may lead purchasers of our common stock to demand a higher annual yield, which could adversely affect the market price of our outstanding shares of common stock.

BOND FINANCING COMPLIANCE REQUIREMENTS COULD LIMIT OUR INCOME, RESTRICT THE USE OF COMMUNITIES AND CAUSE FAVORABLE FINANCING TO BECOME UNAVAILABLE.

         We have financed some of our apartment communities with obligations issued by local government agencies or instrumentalities because the interest paid to the holders of this debt is generally exempt from federal income taxes. These obligations are commonly referred to as "tax-exempt bonds." Compared to unsecured debt, tax-exempt bonds are less cost competitive than in prior years and, moreover, generally must be secured by communities. Since we plan to use more unsecured debt in the future compared to prior experience, we expect that our use of tax-exempt bonds to finance communities will decline.

         Nevertheless, the compliance requirements for our current tax-exempt bonds, and the requirements of any future tax-exempt bond financings, may limit the potential income from communities that are subject to this financing. This is because under the terms of our current tax-exempt bonds, we must comply with restrictions on the use of the communities that we financed with these bonds, including a requirement that we make some of the apartments available to low and middle income households.

         In addition, some of our tax-exempt bond financing documents require us to obtain a guarantee from a financial institution of payment of the principal of, and interest on, the bonds. The guarantee may take the form of a letter of credit, surety bond, guarantee agreement or other additional collateral. If the financial institution defaults in its guarantee obligations, or if we are unable to renew the applicable guarantee or otherwise post satisfactory collateral, a default will occur under the applicable tax-exempt bonds and the community could be foreclosed upon.


FAILURE TO GENERATE SUFFICIENT REVENUE COULD LIMIT CASH FLOW AVAILABLE FOR DISTRIBUTIONS TO STOCKHOLDERS.

         If our communities do not generate revenues sufficient to meet our operating expenses, including debt service and capital expenditures, our cash flow would decrease. This could have an adverse effect on our ability to pay distributions to our stockholders. The factors in the following risk factor, among others, could adversely affect the revenues generated by our apartment communities. Significant expenditures associated with each investment such as debt service payments, if any, real estate taxes, insurance and maintenance costs are generally not reduced when circumstances cause a reduction in income from a community. For example, if we mortgage a community to secure payment of debt and are unable to meet the mortgage payments, we could sustain a loss as a result of foreclosure on the community or the exercise of other remedies by the mortgagee.

UNFAVORABLE CHANGES IN MARKET AND ECONOMIC CONDITIONS COULD HURT OCCUPANCY OR RENTAL RATES.

         The market and economic conditions in Northern and Southern California and selected states in the Mid-Atlantic, Northeast, Midwest and Pacific Northwest regions of the United States may significantly affect occupancy or rental rates at our communities in those regions. This, in turn, may significantly affect our profitability and our ability to satisfy our financial obligations. The risks that may affect conditions in those markets include the following:

         - plant closings, industry slowdowns and other factors that adversely affect the local economy;

         -        an oversupply of, or a reduced demand for, apartment homes;

         - a decline in household formation that adversely affects occupancy or rental rates;

         - the inability or unwillingness of residents to pay rent increases; and

         - rent control or rent stabilization laws, or other laws regulating housing, on any of our communities could prevent us from raising rents to offset increases in operating costs.

DIFFICULTY OF SELLING APARTMENT COMMUNITIES COULD LIMIT FLEXIBILITY.

         Real estate in our markets can be hard to sell, especially if market conditions are poor. This may limit our ability to change or reduce the apartment communities in our portfolio promptly in response to changes in economic or other conditions. In addition, federal tax laws may limit our ability to earn a gain on the sale of communities that we have owned for fewer than four years, and this may affect our ability to sell communities without adversely affecting returns to our stockholders.

INCREASED COMPETITION COULD LIMIT OUR ABILITY TO LEASE APARTMENT HOMES OR INCREASE OR MAINTAIN RENTS.

         Our apartment communities compete with other housing alternatives to attract residents, including other rental apartments, condominiums and single-family homes that are available for rent, as well as new and existing condominiums and single-family homes for sale. Competitive residential housing in a particular area could adversely affect our ability to lease apartment homes and to increase or maintain rents.

ATTRACTIVE INVESTMENT OPPORTUNITIES MAY NOT BE AVAILABLE, WHICH COULD ADVERSELY AFFECT OUR PROFITABILITY.

         We expect that other real estate investors will compete with us to acquire existing properties and to develop new properties. These competitors, including insurance companies, pension and investment funds, partnerships, investment companies and other apartment real estate investment trusts, may have greater resources than we do. This competition could increase prices for properties of the type we would likely pursue. As a result, we may not be able, or have the opportunity, to make suitable investments on favorable terms in the future. This could adversely affect our profitability.

RISK OF EARTHQUAKE DAMAGE IN CALIFORNIA MARKETS

         Many of our West Coast communities are located in the general vicinity of active earthquake faults. In July 1998, we obtained a seismic risk analysis from an engineering firm which estimated the probable maximum damage for each of the sixty (60) West Coast communities that we owned at that time and for each of the five (5) West Coast communities under development, individually and for all of those communities combined. The seismic risk analysis was obtained for each individual community and for all of those communities combined. To establish a probable maximum damage, the engineers first define a severe earthquake event for the applicable geographic area, which is an earthquake that has only a 10% likelihood of occurring over a 50-year period. The probable maximum damage is determined as the structural and architectural damage and business interruption loss that has a 10% probability of being exceeded in the event of such an earthquake. Because a significant number of our communities are located in the San Francisco Bay Area, the engineers' analysis defined an earthquake on the Hayward Fault with a Richter Scale magnitude of 7.1 as a severe earthquake with a 10% probability of occurring within a 50-year period. The engineers then established an aggregate probable maximum damage at that time of $113 million for the sixty (60) West Coast communities that we owned at that time and the five (5) West Coast communities under development. The $113 million probable maximum damage for those communities was a probable maximum damage level that the engineers expected to be exceeded only 10% of the time in the event of such a severe earthquake. The actual aggregate probable maximum damage could be higher or lower as a result of variations in soil classification and structural vulnerabilities. For each community, the engineers' analysis calculated an individual probable maximum damage as a percentage of the community's replacement cost and projected revenues. We cannot assure you that:

         - an earthquake would not cause damage or losses greater than the probable maximum damage assessments indicate;

         - future probable maximum damage levels will not be higher than the current probable maximum damage levels for our communities located on the West Coast; or

         - future acquisitions or developments will not have probable maximum damage assessments indicating the possibility of greater damages or losses than currently indicated.

         In August 1998, we renewed our earthquake insurance, both for physical damage and lost revenue, with respect to all of the communities we owned at that time and all of the communities under development. For any single occurrence, we have in place $75,000,000 of coverage with a five percent (5%) deductible. The five percent (5%) deductible is a minimum of $100,000 and a maximum of $25,000,000. In addition, our general liability and property casualty insurance provides coverage for personal liability and fire damage. In the event that an uninsured disaster or a loss in excess of insured limits were to occur, we could lose the capital we have invested in the affected community, as well as anticipated future revenue from that community. We would also continue to be obligated to repay any mortgage indebtedness or other obligations related to the community. Any such loss could materially and adversely affect our business and our financial condition and results of operations.

 RISKS OF PROPERTY DAMAGE AND INCREASED EXPENSES RESULTING FROM INCLEMENT
 WEATHER

         Our communities in the Northeast and Midwest expose us to risks associated with inclement winter weather, including increased costs for the removal of snow and ice as well as from delays in the construction, reconstruction, development or redevelopment of apartment communities. In addition, inclement weather could increase the need for maintenance and repair of our communities. Similarly, unusually high rainfall or other inclement weather could result in increased costs due to delays in the construction, reconstruction, development or redevelopment of apartment communities. These costs and delays could adversely effect our financial performance.

POTENTIAL LIABILITY FOR ENVIRONMENTAL CONTAMINATION

         Under various federal, state and local environmental laws, regulations and ordinances, a current or previous owner or operator of real estate may be required (in many circumstances regardless of knowledge or responsibility) to investigate and remediate the effects of hazardous or toxic substances or petroleum product releases at such property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and remediation costs incurred by such parties in connection with the contamination, which may be substantial. The presence of such substances (or the failure to properly remediate the contamination) may adversely affect the owner's ability to borrow against, sell or rent the affected property. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination.

         Certain federal, state and local laws, regulations and ordinances, govern the removal, encapsulation or disturbance of asbestos containing materials ("ACMs") when such materials are in poor condition or in the event of reconstruction, remodeling, renovation, or demolition of a building. Such laws may impose liability for release of ACMs and may provide for third parties to seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with our ownership and operation of the communities, we may potentially be liable for such costs. We are not aware that any ACMs were used in connection with the construction of the communities we developed or by Avalon prior to the merger. ACMs were, however, used in connection with the construction of several of the communities that we have acquired. We do not anticipate that we will incur any material liabilities in connection with the presence of ACMs at our communities. We currently have or intend to implement an operations and maintenance program for each of the communities at which ACMs have been detected.

         All of our stabilized operating communities, and all of the communities that we are currently developing or redeveloping, have been subjected to a Phase I or similar environmental assessment (which generally does not involve invasive techniques such as soil or ground water sampling). These assessments have not revealed any environmental conditions that we believe will have a material adverse effect on our business, assets, financial condition or results of operations. We are not aware of any other environmental conditions which would have such a material adverse effect.

         We are, however, aware that the migration of contamination from an upgradient landowner near Toscana, one of our communities, has affected the groundwater there. The upgradient landowner is undertaking remedial response actions and we expect that the upgradient landowner will take all necessary remediation actions. The upgradient landowner has also provided an indemnity that runs to current and future owners of the Toscana property and upon which we may be able to rely if we incur environmental liability arising from the groundwater contamination. We are also aware that certain communities have lead paint and we are undertaking or intend to undertake appropriate remediation or management activity.

         Additionally, prior to their respective initial public offerings, Bay and Avalon had each been occasionally involved in developing, managing, leasing and operating various properties for third parties. Consequently, each may be considered to have been an operator of such properties and, therefore, potentially liable for removal or remediation costs or other potential costs which could relate to hazardous or toxic substances. We are not aware of any material environmental liabilities with respect to properties managed or developed by either Bay or Avalon for such third parties.

        We cannot assure you that:

         - the environmental assessments described above identified all potential environmental liabilities;

         - no prior owner created any material environmental condition not known to us or the consultants who prepared the assessments;

         - no environmental liabilities developed since such environmental assessments were prepared;

         - the condition of land or operations in the vicinity of our communities (such as the presence of underground storage tanks) will not affect the environmental condition of such communities; and

         - future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in the imposition of environmental liability.

YEAR 2000 ISSUES MAY DISRUPT OUR OPERATIONS

         Year 2000 computer issues concern the inability of computer systems to accurately calculate, store or use data after December 31, 1999. These may cause our computer systems, or those of our significant business partners, to process critical financial and operational information incorrectly. We have taken action over the past year to identify and correct these problems, and we expect to continue such efforts until all of our important computer systems are Year 2000 compliant.

         We believe that our own systems will be Year 2000 compliant by December 31, 1999. While our efforts to address our Year 2000 issues will involve additional costs, we believe that these costs will not have a material impact on our financial results. If we do not complete our efforts on time or if the cost of updating or replacing our systems exceed our estimates, our Year 2000 issues could have a material adverse effect on our business, financial condition and results of operations.

OUR SHARE OWNERSHIP LIMIT MAY PREVENT TAKEOVERS BENEFICIAL TO STOCKHOLDERS.

         For us to maintain our qualification as a real estate investment trust for federal income tax purposes, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals. As defined for federal income tax purposes, the term "individuals" includes a number of specified entities. See "Material Federal Income Tax Consequences of Your Investment" beginning on page 19. Our charter includes restrictions regarding transfers of our stock and ownership limits that are intended to assist us in satisfying such limitation. The ownership limits in our charter may have the effect of delaying, deferring or preventing someone from taking control of us, even though such a change of control could involve a premium price for our stockholders or otherwise could be in our stockholders' best interests. See "Limits on Ownership of Stock" beginning on page 17.

FAILURE TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST WOULD CAUSE US TO BE TAXED AS A CORPORATION, WHICH WOULD SIGNIFICANTLY LOWER FUNDS AVAILABLE FOR DISTRIBUTION TO STOCKHOLDERS.

         If we fail to qualify as a real estate investment trust for federal income tax purposes, we will be subject to federal income tax on our taxable income at regular corporate rates, plus any applicable alternative minimum tax. In addition, unless we are entitled to relief under applicable statutory provisions, we would be disqualified from treatment as a real estate investment trust for the four taxable years following the year in which we lose our qualification. The additional tax liability resulting from the failure to qualify as a real estate investment trust would significantly reduce or eliminate the amount of funds available for distribution to our stockholders. Furthermore, we would no longer be required to make distributions to our stockholders. See "Material Federal Income Tax Consequences of Your Investment" beginning on page 19.

         We believe that we are organized and qualified as a real estate investment trust, and intend to operate in a manner that will allow us to continue to qualify as a real estate investment trust. However, we cannot assure you that we are qualified as a real estate investment trust, or that we will remain qualified in the future. This is because qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code for which there are only limited judicial and administrative interpretations, and involves the determination of a variety of factual matters and circumstances not entirely within our control. In addition, future legislation, new regulations, administrative interpretations or court decisions may significantly change the tax laws or the application of the tax laws with respect to qualification as a real estate investment trust for federal income tax purposes or the federal income tax consequences of such qualification.

THE ABILITY OF OUR STOCKHOLDERS TO CONTROL OUR POLICIES AND AFFECT A CHANGE OF CONTROL OF OUR COMPANY IS LIMITED, WHICH MAY NOT BE IN OUR STOCKHOLDERS' BEST INTERESTS

         CHARTER AND BYLAW PROVISIONS

         There are provisions in our charter and bylaws which may discourage a third party from making a proposal to acquire us, even if some of our stockholders might consider the proposal to be in their best interests. These provisions include the following:

         - Our charter authorizes our board of directors to issue up to 50 million shares of preferred stock without stockholder approval and to establish the preferences and rights, including voting rights, of any series of preferred stock issued. The board of directors may issue preferred stock without stockholder approval, which would allow the board to issue one or more classes or series of preferred stock that could discourage or delay a tender offer or change in control.

         - To maintain our qualification as a real estate investment trust for federal income tax purposes, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of any year. Our charter generally prohibits ownership, directly or by virtue of the attribution provisions of the Internal Revenue Code, by any single stockholder of more than 9.8% of the issued and outstanding shares of any class or series of our stock. In general, under our charter, pension plans and mutual funds may actually and beneficially own up to 15% of the outstanding shares of any class or series of stock. Under our charter, our board of directors may waive or modify the ownership limit for one or more persons if it is satisfied that ownership in excess of this limit will not jeopardize our status as a real estate investment trust for federal income tax purposes. These ownership limits may prevent or delay a change in control and, as a result, could adversely affect our stockholders' ability to realize a premium for their shares of common stock.

         SHAREHOLDER RIGHTS AGREEMENT

         On March 9, 1998, we adopted a shareholder rights agreement. Under the terms of the shareholder rights agreement, our board of directors may in effect delay or prevent a person or group from acquiring more than 10% of the outstanding shares of our common stock. This is because, unless our board approves of such person's purchase, after that person acquires more than 10% of our outstanding common stock, all other stockholders will have the right to purchase securities from us at a price that is less than their then fair market value. These purchases by the other stockholders would substantially reduce the value and influence of the shares of our common stock owned by the acquiring person. Our board of directors, however, may prevent the shareholder rights agreement from operating in this manner. Thus, our board has significant discretion to approve or disapprove a person's efforts to acquire a large interest in us.

         MARYLAND LAW

         As a Maryland corporation, we are subject to the provisions of the Maryland General Corporation Law. Maryland law imposes restrictions on some business combinations and requires compliance with statutory procedures before some mergers and acquisitions may occur. Maryland law may delay or prevent offers to acquire us or increase the difficulty of completing any offers, even if they are in our stockholders' best interests.

                           FORWARD-LOOKING STATEMENTS

         This prospectus, including the information incorporated by reference into this prospectus, contains statements that are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. You can identify forward-looking statements by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume" and other similar expressions which predict or indicate future events and trends and which do not relate to historical matters. These statements include, among other things, statements regarding our intent, belief or expectations with respect to:

         -        our declaration or payment of distributions;

         - our potential developments or acquisitions or dispositions of properties, assets or other public or private companies;

         - the completion of apartment communities under construction, reconstruction, development and redevelopment;

         -        the anticipated operating performance of our communities;

         -        cost, yield and earnings estimates;

         - our policies regarding investments, indebtedness, acquisitions, dispositions, financings, conflicts of interest and other matters;

         - our qualification as a real estate investment trust under the Internal Revenue Code;

         - the real estate markets in the Northern and Southern California and markets in selected states in the Mid-Atlantic, Northeast, Midwest and Pacific Northwest regions of the United States and in general;

         -        the availability of debt and equity financing;

         -        interest rates;

         -        general economic conditions;

         - trends affecting our financial condition or results of operations; and

         -        the implementation of our plan to address Year 2000 issues.

        You should not rely on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, some of which are beyond our control. These risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Some of the factors that might cause these differences include, but are not limited to, the following:

         - we may fail to secure or may abandon development opportunities;

         - construction costs of a community may exceed original estimates;

         - construction and lease-up may not be completed on schedule due to weather conditions, unavailability of materials or other delays, resulting in increased debt service expense and construction costs and reduced rental revenues;

         - occupancy rates and market rents may be adversely affected by local economic and market conditions which are beyond our control, including competition;

         - financing may not be available to us, or may not be available on favorable terms;

         - our cash flow from operations and access to cost effective capital may be insufficient for the development of our pipeline and could limit our pursuit of opportunities;

         - our cash flow may be insufficient to meet required payments of principal and interest;

         - our existing indebtedness may mature in an unfavorable credit environment, preventing the indebtedness from being refinanced, or, if refinanced, causing refinancing to occur on terms that are not as favorable as the terms of the existing indebtedness;

         - legislative or regulatory changes, including changes to laws governing the taxation of real estate investment trusts;

         - we may experience unanticipated delays or expenses in achieving Year 2000 compliance; and

         - our business partners, including our primary bank and payroll processor, vendors of our computer information systems or third party service providers, may experience unanticipated delays or expenses in achieving Year 2000 compliance.

In addition, the factors described under "Risk Factors" in this prospectus may result in these differences. You should carefully review all of these factors, and you should be aware that there may be other factors that could cause these differences.

         We caution you that, while forward-looking statements reflect our estimates and beliefs, they are not guarantees of future performance. These forward-looking statements were based on information, plans and estimates at the date of this prospectus, and we do not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

                                   OUR COMPANY

AVALONBAY COMMUNITIES, INC.

         AvalonBay is a real estate investment trust that focuses on the ownership and operation of institutional-quality apartment communities in high barrier-to-entry markets of the United States. These markets are located in Northern and Southern California and selected states in the Mid-Atlantic, Northeast, Midwest and Pacific Northwest regions of the country. AvalonBay is the surviving corporation from the merger of Avalon Properties, Inc. with and into Bay Apartment Communities, Inc. on June 4, 1998. In connection with the merger, we changed our name from "Bay Apartment Communities, Inc." to "AvalonBay Communities, Inc."

         We believe that ownership of institutional-quality apartment communities in markets where the new supply of apartment homes is limited helps assure more predictable cash flows. Barriers to competitors entering these markets, which provide constraints on supply, include a difficult and lengthy entitlement process with local jurisdictions and dense infill locations where the availability of zoned and entitled land is limited. Combined with an emphasis on superior service to residents, this should result in longer average lease periods (as measured by annual turnover) and reduced operating costs. Further, we believe that maintaining a conservative financial strategy allows greater flexibility in responding to changing financial market conditions and enhances our access to cost effective capital.

         As of June 30, 1999, we owned or held an ownership interest in 125 apartment communities containing 37,029 apartment homes, of which 13 communities containing 4,662 apartment homes were under reconstruction. We also owned 12 communities with 2,710 apartment homes under construction and rights to develop an additional 31 communities that will contain an estimated 8,939 apartment homes.

         Our common stock is listed on the NYSE and the PCX under the symbol "AVB."

         We were originally incorporated under the laws of the State of California in 1978 and were reincorporated in the State of Maryland in July 1995. On March 17, 1994, we completed the initial public offering of our common stock. Our principal offices are located at 2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia 22314 and our telephone number is (703) 329-6300. We also maintain regional offices and administrative or speciality offices in or near the following metropolitan areas:

               -      San Jose, California;
               -      Wilton, Connecticut;
               -      Boston, Massachusetts;
               -      Chicago, Illinois;
               -      Minneapolis, Minnesota;
               -      New York, New York;
               -      Newport Beach, California;
               -      Los Angeles, California;
               -      Princeton, New Jersey; and
               -      Seattle, Washington.

                           DESCRIPTION OF COMMON STOCK

         The following is a description of the material terms and provisions of our common stock. It may not contain all the information that is important to you and is qualified by reference to our charter and bylaws, as in effect on the date hereof. You should read our charter and bylaws before you purchase any shares of our common stock.

GENERAL

         Under our charter, we have authority to issue 140,000,000 shares of common stock, par value $.01 per share. Under Maryland law, stockholders generally are not responsible for our debts or obligations. As of September 1, 1999, we had 65,128,256 shares of common stock issued and outstanding. Our common stock is listed on the NYSE and the PCX under the symbol "AVB."

DIVIDENDS

         Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding excess stock, which are described below, holders of shares of our common stock will be entitled to receive dividends on shares of common stock out of assets that we may legally use to pay dividends, if and when they are authorized and declared by our board of directors.

VOTING RIGHTS

         Except as otherwise required by law and except as provided with respect to any other class or series of stock, holders of common stock have the exclusive power to vote on all matters presented to our stockholders, including the election of directors. Holders of common stock are entitled to one vote per share. There is no cumulative voting in the election of our directors, which means that, subject to any rights to elect directors that are granted to the holders of any class or series of preferred stock, a plurality of the votes cast at a meeting of stockholders at which a quorum is present is sufficient to elect a director.

LIQUIDATION/DISSOLUTION RIGHTS

         Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding excess stock, holders of shares of our common stock share in the same proportion as other stockholders in the assets that we may legally use to pay distributions in the event we are liquidated, dissolved or our affairs are wound up after we pay or make adequate provision for all of our known debts and liabilities.

OTHER RIGHTS

         Subject to the preferential rights of any other class or series of stock and to provisions of our charter regarding excess stock, all shares of our common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights. Furthermore, holders of shares of our common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

         Under Maryland law, a corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, unless a different percentage is set forth in the corporation's charter, which percentage shall not in any event be less than a majority of all of the shares entitled to vote on such matter. Our charter provides that whenever any vote of the holders of voting stock is required to amend or repeal any provision of the charter, then in addition to any other vote of the holders of voting stock that is required by the charter, the affirmative vote of the holders of a majority of our outstanding shares of stock entitled to vote on such amendment or repeal, voting together as a single class, and the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote thereon as a class is required; provided, however, that the affirmative vote of the holders of not less than two-thirds of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class, and the affirmative vote of the holders of not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any of the provisions relating to the resignation or removal of directors, vacancies on the board of directors, independent directors, the rights and powers of AvalonBay, the board of directors and officers (including amendments to the charter), and the limitation of liability of directors and officers.

RESTRICTIONS ON OWNERSHIP

         For us to qualify as a real estate investment trust under the Internal Revenue Code, no more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year. To assist us in meeting this requirement, we may take actions such as the automatic conversion of shares in excess of this ownership restriction into shares of excess stock to limit the beneficial ownership of our outstanding equity securities, directly or indirectly, by one individual. See "Limits on Ownership of Stock" beginning on page 17.

SHAREHOLDER RIGHTS AGREEMENT

         We adopted a shareholder rights agreement on March 9, 1998 to help ensure that our stockholders receive fair and equal treatment in the event of any proposed acquisition of AvalonBay. The rights agreement may delay, defer or prevent a change of control of AvalonBay and, therefore, could adversely affect our stockholders' ability to realize a premium over the then-prevailing market price for our common stock in connection with such a transaction. The following summary of the rights agreement does not purport to be complete and is qualified in its entirety by reference to the rights agreement, which was previously filed with the SEC on March 11, 1998 as an exhibit to our Registration Statement on Form 8-A.

         In connection with the adoption of the rights agreement, our board of directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of common stock to stockholders of record as of the close of business on the record date, March 10, 1998. Each right entitles its registered holder to purchase from us a unit consisting of one one-thousandth (1/1000) of a share of AvalonBay Series E Junior Participating Cumulative Preferred Stock, par value $0.01 per share, at a cash exercise price of $160.00 per unit, subject to adjustment.

         The rights are currently not exercisable and are attached to and trade with all shares of common stock outstanding as of, and issued subsequent to, the record date. The rights will separate from the common stock and will become exercisable upon the earlier of the following:

- the close of business on the tenth calendar day following the first public announcement that a person or group of affiliated or associated persons, referred to as acquiring persons, has acquired beneficial ownership of 10% or more of the outstanding shares of common stock; or

- the close of business on the tenth business day (or such later calendar day the board in its sole discretion may determine) following the commencement of a tender offer or exchange offer that would result upon its completion in a person or group becoming the beneficial owner of 10% or more of the outstanding shares of common stock.

         In the case of certain of our stockholders, referred to in the rights agreement as "grandfathered persons," who beneficially owned 10% or more of the outstanding shares of common stock as of March 9, 1998, the rights generally will be distributed only if any such stockholder acquires or proposes to acquire additional shares of our common stock. In addition, a grandfathered person generally will become an acquiring person only if such person acquires additional shares of common stock.

TRANSFER AGENT

         The transfer agent and registrar for the common stock, and the rights agent for the rights, is First Union National Bank, Charlotte, North Carolina.

                          LIMITS ON OWNERSHIP OF STOCK

OWNERSHIP LIMITS

         Among the requirements that we must meet to qualify as a REIT under the Internal Revenue Code is that not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year. Additionally, such shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To protect us against the risk of losing our status as a real estate investment trust due to a concentration of ownership among our stockholders, and to otherwise address concerns related to concentrated ownership of capital stock, our charter provides that no holder who is an individual may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% of any class or series of our stock. Notwithstanding the preceding sentence, the board of directors at its option and in its discretion may approve such ownership by selected persons. Our board of directors does not expect that it would waive the 9.8% ownership limit in the absence of evidence satisfactory to the board of directors that the waiver of the limit will not jeopardize our status as a real estate investment trust and the board of directors also decides that such action is in our best interests. Any transfer of shares of stock including any security convertible into shares of stock that would create a direct or indirect ownership of shares of stock in excess of the 9.8% ownership limit or that would result in our disqualification as a real estate investment trust, including any transfer that would (a) result in the shares of stock being owned by fewer than 100 persons, (b) result in us being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code or (c) result in us constructively owning 10% or more of the ownership interests in a tenant within the meaning of Section 865(a)(5) of the Internal Revenue Code, shall be void and have no effect. In addition, if any purported transfer of stock or any other event would otherwise result in any person violating the ownership limit, then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the "Prohibited Transferee") as to that number of shares in excess of the ownership limit and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a purported transfer, the person holding record title to any such shares in excess of the ownership limit (the "Prohibited Owner") shall cease to own any right or interest) in such excess shares.

         Under the Internal Revenue Code, some types of entities, such as pension plans described in Section 401(a) of the Internal Revenue Code and mutual funds registered under the Investment Company Act of 1940, will be looked-through for purposes of the five or fewer test described above. Our charter limits these entities to owning no more than 15% of any class or series of our stock.

SHARES OWNED IN EXCESS OF THE OWNERSHIP LIMIT

         Stock owned, or deemed to be owned, or transferred to a stockholder in excess of the applicable ownership limit will be converted automatically into shares of excess stock and will be transferred, by operation of law, to a trust, the beneficiary of which shall be a qualified charitable organization selected by us. As soon as practicable after the transfer of shares to the trust, the trustee of the trust will be required to sell the shares of excess stock to a person who could own the shares without violating the ownership limit and distribute to the Prohibited Transferee an amount equal to the lesser of (1) the price paid by the Prohibited Transferee for the shares of excess stock or (2) the sales proceeds received by the trust for the shares of excess stock. In the case of any excess stock resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell the excess stock to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of (1) the fair market value of such excess stock as of the date of such event or (2) the sales proceeds received by the trust for such excess stock. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the beneficiary of the trust.

         Upon transfer of shares of excess stock, the shares shall be converted automatically into an equal number of shares of the same class and series that was converted into such excess stock, and such shares of excess stock will be automatically retired and canceled and will thereupon be restored to the status of authorized but unissued shares of excess stock. Prior to a sale of any excess stock by the trust, the trustee will be entitled to receive in trust for the beneficiary, all dividends and other distributions paid with respect to the excess stock. In addition, while the shares of excess stock are held in trust they will not be entitled to vote, except when Maryland law mandates class voting rights.

         Any dividend or distribution paid on excess stock prior to discovery by us that stock has been transferred in violation of the applicable ownership limit shall be repaid to us on demand. Shares of excess stock are not treasury stock, but rather constitute a separate class of issued and outstanding stock. If these transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any excess stock may be deemed, at our option, to have acted as an agent on our behalf in acquiring the excess stock and to hold the excess stock on behalf of us.

RIGHT TO PURCHASE EXCESS STOCK

         In addition to the foregoing transfer restrictions, we have the right, for a period of 90 days during the time any shares of excess stock are held by us in trust, to purchase all or any portion of the excess stock from the original transferee-stockholder for a price per share equal to the lesser of:

         (1) the price per share initially paid for the stock by the original transferee-stockholder or, if the original transferee-stockholder received the shares through a gift, devise or other transaction in which the stockholder did not give value, the average of the closing price per share for the class of shares from which the shares of excess stock were converted for the five consecutive trading days ending on the date of such transfer; or

         (2) the average closing price per share for the class of shares from which the shares of excess stock were converted for the five consecutive trading days ending on the date we elect to purchase the shares.

The 90-day period begins on the date of the purported transfer that violated the applicable ownership limit if the original transferee-stockholder gives notice to us of the transfer or, if no notice is given, the date our board of directors determines that such a transfer has been made.

GENERAL

         The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interest to continue to qualify as a real estate investment trust. The board may, in its sole discretion, waive the ownership limits if evidence is presented that the transfer of stock will not jeopardize our qualification as a real estate investment trust and the board otherwise decides that such action is in our best interest.

         Our stockholders are required to disclose to us in writing any information with respect to their ownership of AvalonBay stock as we may request in order to determine our status as a real estate investment trust and to ensure compliance with the ownership limits.

         The ownership limits may have the effect of delaying, deferring or preventing a change of control of AvalonBay.

           MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT

         The following is a general summary of the material federal income tax consequences associated with an investment in our shares of common stock. The following discussion does not exhaust all possible tax consequences and is not tax advice. Moreover, this summary does not deal with all tax aspects or consequences that might be relevant to you in light of your personal circumstances; nor does it deal with particular types of stockholders that are subject to special treatment under the Internal Revenue Code, such as insurance companies, financial institutions and broker-dealers. The Internal Revenue Code provisions governing the federal income tax treatment of real estate investment trusts are highly technical and complex, and this summary is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. The following discussion is based on current law and on representations from us concerning our compliance with the requirements for qualification as a real estate investment trust.

         WE URGE YOU, AS A PROSPECTIVE STOCKHOLDER, TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO YOU OF THE PURCHASE, HOLDING AND SALE OF OUR SHARES OF COMMON STOCK.

FEDERAL INCOME TAXATION

         We believe that we have been organized in conformity with the requirements for qualification as a real estate investment trust under the Internal Revenue Code and that our method of operation will enable us to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code. We may not, however, have met or continue to meet such requirements. Qualification as a real estate investment trust depends upon us having met and continuing to meet the various requirements imposed under the Internal Revenue Code through actual operations and operating results. No assurance can be given that actual operations and operating results have met or will meet these requirements.

         If we have qualified and continue to qualify for taxation as a real estate investment trust, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that is currently distributed to stockholders. The real estate investment trust provisions of the Internal Revenue Code generally allow a real estate investment trust to deduct dividends paid to its stockholders. This deduction for dividends paid to stockholders substantially eliminates the federal double taxation on earnings that usually results from investments in a corporation. "Double taxation" refers to taxation of income once at the corporate level when earned and once again at the stockholder level when distributed. Additionally, a real estate investment trust may elect to retain and pay taxes on a designated amount of its net long-term capital gains, in which case the stockholders of the real estate investment trust will include their proportionate share of the undistributed long-term capital gains in income and receive a credit or refund for their share of the tax paid by the real estate investment trust.

FAILURE TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST

         If we fail to qualify for taxation as a real estate investment trust in any taxable year and certain relief provisions of the Internal Revenue Code do not apply, we will be subject to tax on our taxable income at regular corporate rates, including any applicable alternative minimum tax. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to stockholders will be dividends, taxable as ordinary income, and, subject to limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a real estate investment trust for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief. For example, we must derive a minimum percent of our gross income from specified sources in order to qualify as a real estate investment trust. If we fail to satisfy these gross income tests because nonqualifying income that we intentionally incur exceeds the limit on such income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause, which is a condition to qualification for relief from the four-year disqualification rule.

TAXATION OF UNITED STATES STOCKHOLDERS AND POTENTIAL TAX CONSEQUENCES OF THEIR INVESTMENT IN SHARES OF COMMON STOCK

        When we refer to a United States stockholder, we mean a holder of shares of common stock that is for federal income tax purposes:

         -        an individual who is a citizen or resident of the United
                  States;

         - a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

         - a partnership, trust or estate treated as a domestic partnership, trust or estate.

For any taxable year for which we qualify for taxation as a real estate investment trust, amounts distributed to taxable United States stockholders will be taxed as follows.

         DISTRIBUTIONS GENERALLY. Distributions other than capital gain dividends to United States stockholders will be taxable as dividends to the extent of our current or accumulated earnings and profits as determined for federal income tax purposes. Such dividends will be taxable to the stockholders as ordinary income and will not be eligible for the dividends-received deduction for corporations. To the extent that we make a distribution to a United States stockholder in excess of current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital with respect to the shares, reducing the United States stockholder's tax basis in the shares, and the distribution in excess of a United States stockholder's tax basis in the shares will be taxable as gain realized from the sale of the shares. Dividends declared by us in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of the year, provided that the dividend is actually paid by us during January of the following calendar year. United States stockholders may not include on their own federal income tax returns any of our tax losses.

         CAPITAL GAIN DIVIDENDS. Dividends to United States stockholders that are properly designated by us as capital gain dividends will be treated as long-term capital gains, to the extent they do not exceed our actual net capital gains, for the taxable year without regard to the period for which the stockholder has held his shares of common stock. However, corporate stockholders may be required to treat up to 20% of particular capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

         RETAINED CAPITAL GAINS. A real estate investment trust may elect to retain, rather than distribute, its net long-term capital gains received during the year. To the extent designated by the real estate investment trust in a notice to its stockholders, the real estate investment trust will pay the income tax on such gains and the real estate investment trust stockholders must include their proportionate share of the undistributed long-term capital gains so designated in income. Each real estate investment trust stockholder will be deemed to have paid his share of the tax paid by the real estate investment trust, which will be credited or refunded to the stockholder. The basis of each stockholder's real estate investment trust shares will be increased by his proportionate amount of the undistributed long-term capital gains, net of the tax paid by the real estate investment trust, included in such stockholder's long-term capital gains.

         PASSIVE ACTIVITY LOSS AND INVESTMENT INTEREST LIMITATIONS. Distributions, including deemed distributions of undistributed long-term capital gains, from us and gain from the disposition of shares of common stock will not be treated as passive activity income, and therefore stockholders may not be able to apply any passive losses against such income. Dividends from us, to the extent they do not constitute a return of capital, will generally be treated as investment income for purposes of the investment income limitation on the deductibility of investment interest. However, net capital gain from the disposition of shares of common stock or capital gain dividends, including deemed distributions of undistributed long-term capital gains, generally will be excluded from investment income.

         SALE OF SHARES OF COMMON STOCK. Upon the sale or exchange of shares of common stock, a United States stockholder will generally recognize gain or loss equal to the difference between the amount realized on such sale and the tax basis of the shares of common stock sold or exchanged. Assuming such shares are held as a capital asset, such gain or loss will be a long-term capital gain or loss if the shares have been held for more than one year. However, any loss recognized by a United States stockholder on the sale of shares of common stock held for not more than six months and with respect to which capital gains were required to be included in such stockholder's income will be treated as a long-term capital loss to the extent of the amount of such capital gains so included.

         TREATMENT OF TAX-EXEMPT STOCKHOLDERS. Distributions, including deemed distributions of undistributed long-term capital gains, from us to a tax-exempt employee pension trust or other domestic tax-exempt stockholder generally will not constitute unrelated business taxable income unless the stockholder has borrowed to acquire or carry his shares of common stock. However, some qualified trusts that hold more than 10% by value of the shares of a particular real estate investment trust may be required to treat a specified percentage of these distributions, including deemed distributions of undistributed long-term capital gains, as unrelated business taxable income.

BACKUP WITHHOLDING

         Under the backup withholding rules, a United States stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid on, and gross proceeds from the sale of, shares of common stock unless such stockholder (1) is a corporation or comes within other specific exempt categories and, when required, demonstrates this fact or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A United States stockholder who does not provide us with his current taxpayer identification number may be subject to penalties imposed by the Commissioner of the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability.

         We will report to stockholders and the Internal Revenue Service the amount of any reportable payments, including any dividends paid, and any amount withheld with respect to shares of common stock during the calendar year.

STATE AND LOCAL TAX

         AvalonBay and our stockholders may be subject to state and local tax in various states and localities, including those in which we or our stockholders transact business, own property or reside. The tax treatment of us and our stockholders in such jurisdictions may differ from the federal income tax treatment described above. CONSEQUENTLY, AS A PROSPECTIVE INVESTOR, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS REGARDING THE EFFECT OF STATE AND LOCAL TAX LAWS ON AN INVESTMENT IN OUR SHARES OF COMMON STOCK.

                 REGISTRATION RIGHTS OF THE SELLING STOCKHOLDERS


         The following is a summary of the material terms and provisions of the registration rights agreements that we entered into in connection with our acquisition of the Gallery Place community in September 1997 and our acquisition of the Verandas at Bear Creek community in June 1998, both of which were formerly owned by partnerships in which the selling stockholders were limited partners. The important terms of both registration rights agreements are the same. This summary may not contain all the information that is important to you. You may obtain complete information by referring to the registration rights agreements, which are exhibits to the Registration Statement of which this prospectus is a part.

         In connection with our acquisitions of the two communities, we agreed to file Registration Statements covering the sales by the selling stockholders of the shares of common stock that they may receive in exchange for their units of limited partnership of Bay Pacific Northwest, L.P. We also agreed to use reasonable efforts to cause the SEC to declare the Registration Statements effective and to keep the Registration Statements continuously effective until specified dates.

         The registration rights agreements allow us to suspend use of this prospectus in some circumstances. Any shares of common stock sold by the selling stockholders pursuant to this prospectus will no longer be entitled to the benefits of the registration rights agreement.

         The registration rights agreements require that we bear expenses of registering the sale of the shares of common stock. We also agreed to indemnify the following persons against all losses, claims, damages, actions, liabilities, costs and expenses arising under the securities laws in connection with the Registration Statement or this prospectus, subject to limitations specified in the registration rights agreements:

         (1)      the selling stockholders;

         (2) any person who holds a direct or indirect ownership interest in a selling stockholder or who controls a selling stockholder; and

         (3) the officers, directors, agents, representatives and affiliates of the selling stockholders and the other persons listed above.


In addition, the selling stockholders agreed to indemnify us, any person who controls our company and our and their officers, directors, employees, agents, representatives and affiliates against all losses, claims, damages, actions, liabilities, costs and expenses arising under the securities laws if they result from written information furnished to us by the selling stockholders for use in the Registration Statement or this prospectus.


                            THE SELLING STOCKHOLDERS

         The following table sets forth the number of shares of common stock and units of limited partnership interest in Bay Pacific Northwest, L.P. beneficially owned by the selling stockholders as of July 26, 1999, the number of shares of common stock covered by this prospectus and the total number of shares of common stock and units of limited partnership which the selling stockholders will beneficially own upon completion of this offering. This table assumes that the selling stockholders exchange for shares of common stock all of the units issued by Bay Pacific Northwest, L.P. to them in connection with our acquisitions of direct or indirect interests in Gallery Place and Verandas Bear Creek from the selling stockholders, and that the selling stockholders offer for sale all of those shares of common stock.

         The shares of common stock offered by this prospectus will be offered from time to time by the selling stockholders named below, or by any of their pledgees, donees, transferees or other successors in interest. The amounts set forth below are based upon information provided to us by representatives of the selling stockholders, as of recent dates, or on our records, and are accurate to the best of our knowledge. It is possible, however, that the selling stockholders may acquire or dispose of additional shares of common stock or units from time to time after the date of this prospectus.


                                                                                                               SHARES OF
                                       SHARES OF COMMON STOCK        UNITS OF BAY PACIFIC NORTHWEST,       COMMON STOCK AND
                                      BENEFICIALLY OWNED AS OF          L.P. BENEFICIALLY OWNED            UNITS TO BE OWNED
NAME                                      JULY 26, 1999(1)               AS OF JULY 26, 1999(2)            AFTER OFFERING(3)
----                                      ----------------              ------------------------           -----------------
Kevin E. Andrade                                   0                              8,212                              0

Clifford A. Breining                               0                              3,347                              0

CFP Residential, L.P.                         80,992(4)                          32,079                         80,992

Max L. Gardner                                27,389                              4,295                         27,389

Clyde P. Holland, Jr.                              0                             22,449                              0

Paul M. Lehner                                     0                              3,446                              0

Randy J. Pace                                 66,010(5)                           7,575                         66,010

Speicher Family Trust                         11,524                             35,196                         11,524

TC Residential Seattle III, Inc.                   0                             11,785                              0

TCF Residential Partnership, Ltd.             23,257(6)                          57,966                         23,257

TCR Pacific Northwest V, Inc.                      0                              1,646                              0

J. Ronald Terwilliger                        247,493(7)                          79,035                        247,493

William W. Thompson                                0                                522                              0
                                             -------                            -------                        -------
TOTALS                                       456,665                            267,553                        456,665
                                             -------                            -------                        -------
                                             -------                            -------                        -------



-------------------------------

(1) Includes shares of common stock that may be issued in exchange for units of limited partnership of partnerships other than Bay Pacific Northwest, L.P. beneficially held as of July 26, 1999. Does not include fractional units.
(2) All units of limited partnership listed in this column may be exchanged, under circumstances set forth in the partnership agreement of Bay Pacific Northwest, L.P., for an equal number of shares of common stock. Does not include fractional units. Does not include shares of common stock that may be issued in exchange for units of limited partnership of partnerships other than Bay Pacific Northwest, L.P. beneficially held. All information is as of July 26, 1999.
(3) Assumes that all shares of common stock issuable upon redemption of the units of limited partnership interest will be sold by the selling stockholders. The total number of shares of common stock outstanding used in calculating such percentage (a) is based on the total number of shares of common stock outstanding as of July 26, 1999 (65,091,400 shares) and (b) assumes that none of the remaining units of limited partnership interest held by other persons will be exchanged for shares of common stock.
(4) Includes 80,992 shares of common stock that may be issued in exchange for an equal number of limited partnership units held in Avalon DownREIT V, L.P.
(5) Includes 13,858 shares of common stock that may be issued in exchange for an equal number of limited partnership units held in Avalon DownREIT V, L.P.
(6) Includes 23,257 shares of common stock that may be issued in exchange for an equal number of limited partnership units held in Avalon DownREIT V, L.P.
(7) Includes 103,330 shares of common stock that may be issued in exchange for an equal number of limited partnership units held in Avalon DownREIT V, L.P.

         In the case of each selling stockholder, the percentage of our shares of common stock that will be held by such selling stockholder (assuming all remaining units of limited partnership interest held by such person are presented for redemption and are exchanged for shares of common stock) after completion of this offering will be less than one percent (1%).

         With the exception Max L. Gardner, none of the Selling Stockholders has had a material relationship with AvalonBay within the past three (3) years. Mr. Gardner served as AvalonBay's Executive Vice President and Chief Operating Officer from December 1995 through June 1998 and its Senior Vice President--Merger Integration from June 1998 through March 1999. In addition, Mr. Gardner served as a director of AvalonBay from May 1996 through June 1998.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds of sales by the selling stockholders of any of their shares of common stock. We are paying the fees and expenses associated with registering the sales of these shares.

                              PLAN OF DISTRIBUTION

         This prospectus relates to the possible offer and sale from time to time of up to an aggregate of 267,553 shares of common stock by the selling stockholders, or any of their pledgees, donees, transferees or other successors in interest. If the selling stockholders present units to Bay Pacific Northwest, L.P. for redemption, we may, at our election, acquire such units in exchange for shares of common stock in accordance with the terms of Bay Pacific Northwest, L.P.'s partnership agreement. We are registering the sale of the shares of common stock pursuant to our obligations under the registration rights agreements, but the registration of the sale of the shares of common stock does not necessarily mean that any of the shares of common stock will be offered or sold by the selling stockholders.

         The distribution of the shares of common stock may be effected from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Any underwritten offering may be on a "best efforts" or a "firm commitment" basis. In connection with any underwritten offering, underwriters or agents may receive compensation in the form of discounts, commissions or concessions from the selling stockholders. Underwriters may sell the shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

         The selling stockholders and any underwriters, dealers or agents that participate in the distribution of the shares of common stock may be deemed to be underwriters under the Securities Act, and any profit on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At any time a particular offer of shares of common stock is made by the selling stockholders, a prospectus supplement, if required, will be distributed that will, where applicable:

         -        identify any underwriter, dealer or agent;

         - describe any compensation in the form of discounts, concessions, commissions or otherwise received by each underwriter, dealer or agent and in the aggregate to all underwriters, dealers and agents;

         -        identify the amounts underwritten;

         - identify the nature of the underwriter's obligation to take the shares of common stock; and

         -        provide any other required information.

         The sale of shares of common stock by the selling stockholders may also be effected by selling shares of common stock directly to purchasers or to or through broker-dealers. In connection with any such sale, any such broker-dealer may act as agent for the selling stockholders or may purchase from the selling stockholders all or a
                                       24
portion of the shares of common stock as principal, and may be made pursuant to any of the methods described below. Such sales may be made on the NYSE, the PCX or other exchanges on which the shares of common stock are then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then-current market prices or at prices otherwise negotiated.

         Shares of common stock may also be sold in one or more of the following transactions:

         - block transactions in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

         - purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to any supplement to this prospectus;

         - a special offering, an exchange distribution or a secondary distribution in accordance with applicable NYSE, the PCX or other stock exchange rules;

         - ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers;

         - sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and

         - sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

         In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the selling stockholders in amounts to be negotiated immediately prior to the sale that will not exceed those customary in the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the shares of common stock which is not expected to exceed that customary in the types of transactions involved.

         To comply with applicable state securities laws, the shares of common stock will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, shares of common stock may not be sold in some states unless they have been registered or qualified for sale in the state or an exemption from such registration or qualification requirement is available and is complied with.

         All expenses relating to the offering and sale of the shares of common stock will be paid by us, with the exception of commissions, discounts and fees of underwriters, broker-dealers or agents, taxes of any kind and any legal, accounting and other expenses incurred by the selling stockholders. We have agreed to indemnify the selling stockholders against some losses, claims, damages, actions, liabilities, costs and expenses, including liabilities under the Securities Act. See "Registration Rights of the Selling
Stockholders."


                          VALIDITY OF THE COMMON STOCK

         The validity of the shares of common stock offered by this prospectus will be passed upon for us by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.


                                     EXPERTS

         The financial statements and schedules incorporated by reference in this prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants and PricewaterhouseCoopers LLP, independent public accountants. The periods covered by these audits are indicated in the individual accountants' reports. These audited financial statements are incorporated in this prospectus by reference in reliance on the reports of Arthur Andersen LLP and PricewaterhouseCoopers LLP, given on the authority of such firms as experts in accounting and auditing.

    You should rely only on the information contained in this prospectus, incorporated herein by reference or contained in a prospectus supplement. Neither we nor the selling stockholders have authorized anyone else to provide you with different or additional information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, or incorporated herein by reference, or in any prospectus supplement is accurate as of any date other than the date on the front of those documents.

           -------------------------

               TABLE OF CONTENTS




                                                                    267,553 SHARES COMMON STOCK

                                                                    AVALONBAY COMMUNITIES, INC.

                                                                     -------------------------

                                                                            PROSPECTUS

                                                                     -------------------------

                                                                         SEPTEMBER 16, 1999

                                                                     -------------------------

                                                 PAGE
About This Prospectus..........................    2
Where You May Find More Information............    2
Prospectus Summary.............................    3
Risk Factors...................................    5
  Development and construction risks could
  affect our profitability.....................    5
  Market conditions and the cost of financing new
  acquisitions, development and redevelopment
  may limit our growth rate ...................    5
  Acquisitions may not yield anticipated
  results......................................    5
  Failure to succeed in new markets may
  limit growth.................................    6
  Incurrence of additional debt and related
  issuances of equity may dilute existing
  stockholders' interests......................    6
  Insufficient cash flow could affect our debt
  financing and creak refinancing risk.........    6
  Rising interest rates would increase interest
  costs and could affect the market price of our
  common stock.................................    6
  Bond financing compliance requirements could
  limit our income, restrict the use of
  communities and cause favorable financing to
  become unavailable...........................    6
  Failure to generate sufficient revenue could
  limit cash flow available for distributions to
  stockholders.................................    7
  Unfavorable changes in market and economic
  conditions could hurt occupancy or rental
  rates........................................    7
  Difficulty of selling apartment communities
  could limit flexibility......................    7
  Increased competition could limit our ability to
  lease apartment homes or increase or maintain
  rents......................................      7
  Attractive investment opportunities may not be
  available, which could adversely affect our
  profitability..............................      8
  Risk of earthquake damage in California
  markets....................................      8
  Risks of property damage and increased expenses
  resulting from inclement weather...........      8
  Potential liability for environmental
  contamination..............................      9
  Year 2000 issues may disrupt our operations     10
  Our share ownership limit may prevent
  takeovers beneficial to stockholders.......     10
  Failure to qualify as a real estate investment
  trust would cause us to be taxed as a corporation,
  which would significantly lower funds
  available for distribution to stockholders...   10
  The ability of our stockholders to control our
  policies and affect a change of control of our
  company is limited, which may not be in our
  stockholders' best interest................     11
Forward-Looking Statements..................      12
Our Company.................................      14
Description of Common Stock.................      15
Limits on Ownership of Stock................      17
Material Federal Income Tax
Consequences of Your Investment.............      19
Registration Rights of the Selling
Stockholders................................      22
The Selling Stockholders....................      22
Use of Proceeds.............................      24
Plan of Distribution........................      24
Validity of the Common Stock................      25
Experts.....................................      25

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the estimated fees and expenses payable by us in connection with the issuance and distribution of the securities registered hereby:


Registration fee............................................         $    2,632
Legal fees and expenses.....................................             25,000
Accounting fees and expenses................................             12,000
Printing and duplicating expenses...........................              1,000
Blue sky fees and expenses..................................              1,000
Miscellaneous...............................................              5,000
                                                                      ---------
Total.......................................................          $  46,632


----------------------------------

(1) All amounts except the registration fee are estimated.

ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Subject to certain limited exceptions, AvalonBay's charter and bylaws limit the liability of its directors and officers to AvalonBay and its stockholders for money damages for any breach of any duty owed by such director or officer to the fullest extent permitted by Maryland law. Maryland law generally permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (a) to the extent that it is proved that the director or officer actually received an improper benefit or profit; or (b) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of AvalonBay or its stockholders to obtain other relief, such as an injunction or rescission.

        AvalonBay's charter and bylaws also require it to indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by Maryland law. Maryland law permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that (a) the act or omission was committed in bad faith or was the result of active and deliberate dishonesty; (b) the indemnified party actually received an improper personal benefit; or (c) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful.

        Pursuant to the authority granted in AvalonBay's charter and bylaws, AvalonBay has entered into indemnification agreements with its directors. The indemnification agreements require, among other matters, that AvalonBay indemnify its directors to the fullest extent permitted by law and advance to such directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. AvalonBay must also indemnify and advance all expenses incurred by such directors seeking to enforce their rights under the indemnification agreements and cover such directors under AvalonBay's directors' and officers' liability insurance.

        The foregoing provisions and agreements could reduce the legal remedies available to AvalonBay and its stockholders against AvalonBay's directors and officers.



ITEM 16.          EXHIBITS.

     4.1          Dividend Reinvestment and Stock Purchase Plan of the Company
                  (incorporated by reference to Form S-3 of the Company filed
                  September 14, 1999, File No. 333-87063).
     4.2          Shareholder Rights Agreement, dated March 9, 1998, between the
                  Company and First Union National Bank (as successor to
                  American Stock Transfer and Trust Company) as Rights Agent
                  (including the form of Rights Certificate as Exhibit B).
                  (Incorporated by reference to Exhibit 4.1 to Form 8-A of the Company filed March 11, 1998.)
    *5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being registered.
    *8.1 Opinion of Goodwin, Procter & Hoar LLP as to certain tax matters.
   *23.1          Consent of Goodwin, Procter & Hoar LLP (included as part of
                  Exhibits 5.1 and 8.1 hereto).
   *23.2          Consent of Arthur Andersen LLP, Independent Public
                  Accountants.
   *23.3          Consent of PricewaterhouseCoopers LLP, Independent Public
                  Accountants.
   *24.1          Powers of Attorney (included on signature page of Registration
                  Statement).
    99.1          Agreement of Limited Partnership of Bay Pacific Northwest
                  L.P., dated September 12, 1997 between the Company and the persons named therein (incorporated by reference to Exhibit
                  10.1 to Form 8-K of the Company filed October 28, 1997).
   *99.2          First Amendment to Agreement of Limited Partnership of Bay
                  Pacific Northwest L.P. dated June 16, 1998 between the Company and the persons named therein.
    99.3 Registration Rights Agreement, dated September 23, 1997 by and between the Company and the holders named therein
                  (incorporated by reference to Exhibit 10.2 to Form 8-K of the Company filed October 28, 1997).
   *99.4 Registration Rights Agreement, dated June 16, 1998 by and between the Company and the holders named therein.



----------------------------------

*     Filed herewith

ITEM 17.          UNDERTAKINGS.

    (a)           The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i)        To include any prospectus required by
                             Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alexandria, Commonwealth of Virginia, on this 16th day of September, 1999.

                                       AVALONBAY COMMUNITIES, INC.


                                       By: /s/ RICHARD L. MICHAUX
                                           -------------------------------------
                                           Richard L. Michaux
                                           President and Chief Executive Officer

      KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Gilbert M. Meyer, Richard L. Michaux and Thomas J. Sargeant as such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                      TITLE                            DATE
                      ---------                                      -----                            ----



    /s/ GILBERT M. MEYER                          Executive Chairman of the Board of         September 16, 1999
   ---------------------------------------        Directors
                  Gilbert M. Meyer

    /s/ RICHARD L. MICHAUX                        President, Chief Executive Officer and     September 16, 1999
   ---------------------------------------        Director (Principal Executive Officer)
                 Richard L. Michau

    /s/ BRUCE A. CHOATE                           Director                                   September 16, 1999
   ---------------------------------------
                   Bruce A. Choate

    /s/ MICHAEL A. FUTTERMAN                      Director                                   September 16, 1999
   ---------------------------------------
                Michael A. Futterman

    /s/ JOHN J. HEALY, JR.                        Director                                   September 16, 1999
   ---------------------------------------
                 John J. Healy, Jr.

    /s/ RICHARD W. MILLER                         Director                                   September 16, 1999
   ---------------------------------------
                  Richard W. Miller

    /s/ BRENDA J. MIXSON                          Director                                   September 16, 1999
   ---------------------------------------
                  Brenda J. Mixson

   /s/ LANCE R. PRIMIS                            Director                                   September 16, 1999
  ----------------------------------------
                   Lance R. Primis

   /s/ ALLAN D. SCHUSTER                          Director                                   September 16, 1999
  ----------------------------------------
                  Allan D. Schuster

    /s/ THOMAS J. SARGEANT                        Senior Vice President and Chief            September 16, 1999
   ---------------------------------------        Financial Officer (Principal
                 Thomas J. Sargeant               Financial Officer and Principal
                                                  Accounting Officer)


                                  EXHIBIT INDEX


EXHIBIT NO.               DESCRIPTION
-----------               -----------

     4.1          Dividend Reinvestment and Stock Purchase Plan of the Company
                  (incorporated by reference to Form S-3 of the Company filed
                  September 14, 1999, File No. 333-87063).
     4.2 Shareholder Rights Agreement, dated March 9, 1998, between the Company and First Union National Bank (as successor to
                  American Stock Transfer and Trust Company) as Rights Agent
                  (including the form of Rights Certificate as Exhibit B).
                  (Incorporated by reference to Exhibit 4.1 to Form 8-A of the Company filed March 11, 1998.)
    *5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being registered.
    *8.1 Opinion of Goodwin, Procter & Hoar LLP as to certain tax matters.
   *23.1          Consent of Goodwin, Procter & Hoar LLP (included as part of
                  Exhibits 5.1 and 8.1 hereto).
   *23.2          Consent of Arthur Andersen LLP, Independent Public
                  Accountants.
   *23.3          Consent of PricewaterhouseCoopers LLP, Independent Public
                  Accountants.
   *24.1          Powers of Attorney (included on signature page of Registration
                  Statement).
    99.1          Agreement of Limited Partnership of Bay Pacific Northwest
                  L.P., dated September 12, 1997 between the Company and the persons named therein (incorporated by reference to Exhibit
                  10.1 to Form 8-K of the Company filed October 28, 1997).
   *99.2          First Amendment to Agreement of Limited Partnership of Bay
                  Pacific Northwest L.P. dated June 16, 1998 between the Company and the persons named therein.
    99.3 Registration Rights Agreement, dated September 23, 1997 by and between the Company and the holders named therein
                  (incorporated by reference to Exhibit 10.2 to Form 8-K of the Company filed October 28, 1997).
   *99.4 Registration Rights Agreement, dated June 16, 1998 by and between the Company and the holders named therein.



----------------------------------

*        Filed herewith